Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial data set forth below gives effect to the acquisition of Maconomy A/S (“Maconomy”) by Deltek, Inc. (“Deltek” or the “Company”) by the application of the pro forma adjustments to the historical consolidated financial statements of the Company. Such unaudited pro forma financial information is based on the historical financial statements of the Company and Maconomy and certain adjustments which the Company believes to be reasonable based on current available information, to give effect to this transaction, which are described in the notes to the statements below.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2010 gives effect to the acquisition of Maconomy as if it had occurred on such date. The unaudited pro forma condensed consolidated statements of operations give effect to the acquisition as if it had occurred as of January 1, 2009.

The unaudited pro forma condensed consolidated financial data does not purport to represent what the Company’s results of operations actually would have been if the acquisition of Maconomy had occurred on January 1, 2009 or what such results will be for any future periods or what the consolidated balance sheet would have been if the acquisition had occurred on March 31, 2010. In addition, no adjustments have been made for non-recurring integration related activities or efficiencies that may have been achieved if the acquisition had occurred on January 1, 2009.

The actual results in the periods following the acquisition may differ significantly from that reflected in the unaudited pro forma condensed consolidated financial data for a number of reasons including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed consolidated financial data and the actual amounts and the completion of a final valuation of the acquisition.

The unaudited pro forma condensed consolidated financial data have been prepared giving effect to the acquisition, which is accounted for as a purchase business combination in accordance with the Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations.” The unaudited pro forma adjustments are based on management’s preliminary estimates of the values of the tangible and intangible assets and liabilities acquired. As a result, the actual adjustments may differ materially from those presented in the unaudited pro forma statements. A change in the unaudited pro forma adjustments of the purchase price for the acquisition would primarily result in a reallocation affecting the value assigned to tangible and intangible assets. The income statement effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

The financial information for Deltek has been extracted without adjustment from the Company’s historical audited consolidated statement of operations for the year ended December 31, 2009 contained in the Company’s Annual Report on Form 10-K for the year ended December 31,2009, the unaudited condensed consolidated statement of operations for the three months ended March 31, 2010 and the unaudited condensed consolidated balance sheet at March 31, 2010 contained in the Company’s Quarterly Report on Form 10-Q.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The financial information of Maconomy has been extracted from the historical financial statements of Maconomy which were prepared in Danish Krone (DKK) and prepared in accordance with International Financial Reporting Standards as adopted by the IASB (IFRS) which is a method of accounting different from accounting principles generally accepted in the United States of America (U.S. GAAP).

Unaudited adjustments have been made to present the Maconomy IFRS information under U.S. GAAP. The basis for these adjustments is explained in the notes to the unaudited pro forma condensed consolidated financial statements. After application of U.S. GAAP adjustments, the DKK amounts have been translated to U.S. Dollars using the following exchange rates:

		DKK/$
Year ended December 31, 2009	Average Spot Rate	0.18729
Three months ended March 31, 2010	Average Spot Rate	0.18612
March 31, 2010	Period End Rate	0.18080

This information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements, Deltek’s historical financial statements and accompanying notes in both our Annual Report on Form 10-K for the Year Ended December 31, 3009 and our Quarterly Report on Form 10-Q for the Three Months ended March 31, 2010, and Maconomy’s historical financial statements and the accompanying notes that are included in this Current Report on Form 8-K/A.

Deltek, Inc.

Unaudited Pro forma Consolidated Statement of Operations

For the Year Ended December 31, 2009

(in thousands, except per share data)

		Pro Forma Adjustments
	Deltek, Inc.	Maconomy A/S IFRS (in DKK) Note 3		Maconomy A/S IFRS (in $)	Adjustments	Note	Pro forma Combined ($)
REVENUES:
Software license fees	$58,907	kr	52,654	$9,862	$(2,726)	4 a) 1 & 2	$66,043
Consulting Services	77,807		85,510	16,015	(1,048)	4 a) 1	92,774
Maintenance and support services	125,545		80,260	15,032	341	4 a) 1 & 2	140,918
Other revenues	3,562		1,657	310	—		3,872

Total revenue	265,821		220,081	41,219	(3,433)		303,607

COST OF REVENUES:
Cost of software license fees	5,873		8,902	1,667	2,526	6 a & e	10,066
Cost of consulting services	65,833		67,983	12,733	566	6 d	79,132
Cost of maintenance and support services	22,463		10,329	1,935	67	6 d	24,465
Cost of other revenues	4,717		1,945	364	—		5,081

Total cost of revenues	98,886		89,159	16,699	3,159		118,744

GROSS PROFIT	166,935		130,922	24,520	(6,592)		184,863

OPERATING EXPENSES:
Research and development	43,486		30,863	5,780	3,782	4 b & 6 d	53,048
Sales and marketing	44,784		52,144	9,766	6,703	6 a & d	61,253
General and administrative expenses	35,494		36,510	6,838	4	6 d	42,336
Restructuring charge	3,866		—	—	—		3,866

Total operating expenses	127,630		119,517	22,384	10,489		160,503

INCOME FROM OPERATIONS	39,305		11,405	2,136	(17,081)		24,360
Interest income	46		546	102	(45)	6 c	103
Interest expense	(7,603)		(117)	(22)	—		(7,625)
Other income, net	43		662	124	—		167

INCOME BEFORE INCOME TAXES	31,791		12,496	2,340	(17,126)		17,005
Income tax expense (benefit)	10,395		(9,560)	(1,791)	(4,459)	6 f	4,145

NET INCOME	$21,396	kr	22,056	$4,131	$(12,667)		$12,860

EARNINGS PER SHARE
Basic	$0.38						$0.20

Diluted	$0.37						$0.20

COMMON SHARES AND EQUIVALENTS OUTSTANDING
Basic	56,778				6,844	7	63,622

Diluted	57,596				6,844	7	64,440

See notes to unaudited pro forma condensed consolidated financial statements.

Deltek, Inc.

Unaudited Pro forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2010

(in thousands, except per share data)

		Pro Forma Adjustments
	Deltek, Inc.	Maconomy A/S IFRS (in DKK) Note 3		Maconomy A/S IFRS (in $)	Adjustments	Note	Pro forma Deltek
REVENUES:
Software license fees	$14,004	kr	12,053	$2,243	$(652)	4 a) 1 & 2	$15,595
Consulting Services	17,218		23,869	4,443	(39)	4 a) 1	21,622
Maintenance and support services	32,571		20,559	3,826	203	4 a) 1 & 2	36,600
Other revenues	11		186	35	—		46

Total revenue	63,804		56,667	10,547	(488)		73,863

COST OF REVENUES:
Cost of software license fees	1,020		2,164	403	421	6 a & e	1,844
Cost of consulting services	14,565		18,840	3,506	127	6 d	18,198
Cost of maintenance and support services	6,114		2,827	526	16	6 d	6,656
Cost of other revenues	18		309	58	—		76

Total cost of revenues	21,717		24,140	4,493	564		26,774

GROSS PROFIT	42,087		32,527	6,054	(1,052)		47,089

OPERATING EXPENSES:
Research and development	11,103		8,621	1,605	872	4 b & 6 d	13,580
Sales and marketing	11,041		13,698	2,549	1,406	6 a & d	14,996
General and administrative expenses	9,753		10,052	1,871	(90)	6 b & d	11,534
Restructuring charge	973		—	—	—		973

Total operating expenses	32,870		32,371	6,025	2,188		41,083

INCOME FROM OPERATIONS	9,217		156	29	(3,240)		6,006
Interest income	12		91	17	(12)	6 c	17
Interest expense	(2,706)		(33)	(6)	—		(2,712)
Other income, net	49		1,723	321	—		370

INCOME BEFORE INCOME TAXES	6,572		1,937	361	(3,252)		3,681
Income tax expense	2,406		178	34	(782)	6 f	1,658

NET INCOME	$4,166	kr	1,759	$327	$(2,470)		$2,023

EARNINGS PER SHARE
Basic	$0.06						$0.03

Diluted	$0.06						$0.03

COMMON SHARES AND EQUIVALENTS OUTSTANDING
Basic	64,440					7	64,440

Diluted	65,717					7	65,732

See notes to unaudited pro forma condensed consolidated financial statements.

Deltek, Inc

Unaudited Pro Forma Condensed Consolidated Balance Sheet

At March 31, 2010

(in thousands, except share data)

		Pro Forma Adjustments
	Deltek, Inc.	Maconomy A/S IFRS (in DKK)		Maconomy A/S IFRS (in $)	Adjustments	Note	Pro forma Deltek
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$119,252	kr	52,234	$9,444	$(80,912)	5 a	$47,784
Accounts receivable, net	39,215		67,238	12,157	—		51,372
Deferred income taxes	2,790		—	—	—		2,790
Prepaid expenses and other current assets	10,828		5,951	1,076	—		11,904
Income taxes receivable	145		—	—	857	5 f	1,002

TOTAL CURRENT ASSETS	172,230		125,423	22,677	(80,055)		114,852

PROPERTY AND EQUIPMENT, NET	10,630		5,344	966	—		11,596
CAPITALIZED SOFTWARE DEVELOPMENT COSTS, NET	507		32,653	5,904	(5,904)	4 b, 5 b	507
LONG TERM DEFERRED INCOME TAXES	7,763		15,727	2,843	71	5g	10,677
INTANGIBLE ASSETS, NET	15,459		12,718	2,299	38,489	5 b	56,247
GOODWILL	70,200		—	—	38,453	5 c	108,653
OTHER ASSETS	3,119		5,064	916	—		4,035

TOTAL ASSETS	$279,908	kr	196,929	$35,605	$(8,946)		$306,567

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$30,220	kr	—	$—	$—		$30,220
Accounts payable and accrued expenses	26,592		43,403	7,847	9,441	5 a & e, 6 b	43,880
Accrued liability for redemption of stock in recapitalization	317		—	—	—		317
Deferred revenues	46,579		50,600	9,149	(5,105)	4 a) 1 & 2, 5 d	50,623
Income taxes payable	—		378	68	(68)	5f	—

TOTAL CURRENT LIABILITIES	103,708		94,381	17,064	4,268		125,040

LONG TERM DEBT	121,723		—	—	—		121,723
DEFERRED TAX LIABILITY	—		—	—	10,902	5g	10,902
OTHER TAX LIABILITIES	1,898		—	—	—		1,898
OTHER LONG TERM LIABILITIES	4,623		3,898	705	1,231	5 a & e	6,559

TOTAL LIABILITIES	231,952		98,279	17,769	16,401		266,122

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred Stock	—		—	—	—		—
Common stock	67		42,874	7,752	(7,752)	5 i	67
Class A Common Stock	—		—	—	—		—
Additional paid-in capital	252,987		62,121	11,231	(11,231)	5 i	252,987
Accumulated deficit	(204,343)		2,272	411	(7,922)	4 a) 1 & 2, 5 a & i, 6 b	(211,854)
Accumulated other comprehensive deficit	(755)		(8,617)	(1,558)	1,558	5 i	(755)

TOTAL STOCKHOLDERS’ EQUITY	47,956		98,650	17,836	(25,347)		40,445

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$279,908	kr	196,929	$35,605	$(8,946)		$306,567

See notes to unaudited pro forma condensed consolidated financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of transaction

On June 3, 2010, Deltek, Inc. (“Deltek” or the “Company) commenced a tender offer for 100% of the stock of Maconomy A/S (“Maconomy”). Maconomy is an international provider of software solutions and services for professional services firms. On July 6, 2010, having concluded that all of the terms of the tender offer had been satisfied, the Company announced that it would complete the purchase of the tendered shares on July 9, 2010. The tender offer was at an offering price of DKK 20.50 per share or approximately $3.40 per share at June 3, 2010. As of September 21, 2010, the Company owned approximately 98% of the outstanding shares of Maconomy. The Company has initiated a mandatory redemption procedure to acquire all remaining shares of Maconomy for DKK 20.50 per share in accordance with the Danish Companies Act. The Maconomy shares on NASDAQ OMX Copenhagen were delisted as of August 19, 2010.

2.	Basis of Presentation

The unaudited pro forma condensed consolidated statements of operations are based on the historical statements of Deltek and Maconomy, after giving effect to the acquisition of Maconomy as if it occurred on January 1, 2009 and for the unaudited condensed consolidated balance sheet on March 31, 2010. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable and, (3) with respect to the unaudited pro forma condensed consolidated statements of operations, expected to have a continuing impact on the consolidated results and excluding nonrecurring charges directly attributable to the transaction. The financial information of Maconomy was prepared in accordance with International Financial Reporting Standards as adopted by the IASB (IFRS) and in Danish Krone. Adjustments have been made to the Maconomy information to present it in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) and in U.S. Dollars.

The unaudited pro forma financial information is not intended to reflect the financial position and results of operations which would have actually resulted had the Maconomy acquisition been effected on the dates indicated above. Further, the pro forma results of operations are not necessarily indicative of the results of operations that may be obtained in the future.

3.	Reclassifications

Certain balances were reclassified from the financial statements of Maconomy so their presentation would be consistent with Deltek.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following reclassifications were made to the balance sheet as of March 31, 2010 (in thousands):

	Increase (Decrease)
	(in DKK)		(in $)
Receivable	kr	(762)	$(138)
Prepaid expenses and other current assets		762	138
Property and equipment, net		870	157
Capitalized software development costs, net		32,653	5,904
Intangible assets, net		(33,523)	(6,061)
Deposits		(5,064)	(916)
Other assets		5,064	916
Accounts payable and accrued expenses		36,559	6,610
Other current liabilities		(35,516)	(6,421)
Deferred revenues		957	173
Other long term liabilities		3,000	542
Reserve for earnout		(5,000)	(904)
Reserve for currency translation adjustments		8,617	1,558
Accumulated other comprehensive deficit		(8,617)	(1,558)

The following reclassifications were made to the income statement for the year ended December 31, 2009 and for the three months ended March 31, 2010 (in thousands):

	Increase (Decrease)
	Year Ended December 31, 2009			Three Months Ended March 31, 2010
	(in DKK)		(in $)	(in DKK)		(in $)
Consulting services	kr	2,890	$541	kr	520	$97
Other Revenues		(2,890)	(541)		(520)	(97)
Software development performed for own account		(17,880)	(3,349)		(4,152)	(773)
Cost of software license fees		8,902	1,667		2,164	403
Cost of consulting services		67,983	12,734		18,840	3,507
Cost of maintenance and support services		10,329	1,935		2,827	526
Cost of other revenues		1,945	364		309	58
External project costs		(15,519)	(2,907)		(3,190)	(594)
Research and development		30,863	5,780		8,621	1,605
Sales and marketing		52,144	9,766		13,698	2,549
General and administrative		36,510	6,838		10,052	1,871
Other external expenses		(51,254)	(9,599)		(12,761)	(2,375)
Employee expenses		(151,128)	(28,304)		(42,406)	(7,893)
Depreciation and amortization		(8,668)	(1,623)		(2,308)	(430)
Interest income		(977)	(183)		(1,725)	(320)
Interest expense		302	57		—	—
Other income, net		662	127		1,723	321

In addition, the financial information of Maconomy has been translated from Danish Krone to U.S. Dollars. The translation of the unaudited pro forma consolidated statement of operations for the year ended December 31, 2009 used an exchange rate of DKK 0.18729/$. The translation of the unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2010 used an exchange rate of DKK 0.18612/$. The translation of the unaudited pro forma condensed consolidated balance sheet at March 31, 2010 used an exchange rate of DKK 0.18080/$.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.	U.S. GAAP Adjustments

The following adjustments have been made to align the Maconomy IFRS financial information with Deltek, Inc.’s U.S. GAAP accounting policies.

a)	Revenue recognition

Adjustment reflects the following:

1)	For software related deliverables in a multiple element arrangement under IFRS, Maconomy followed the substance of arrangement and the overall arrangement economics and allocated the consideration received to separate elements based on their fair values. U.S. GAAP permits the use of the residual method to determine the amount of revenue to allocate and recognize for the delivered element, typically the license element, if vendor-specific objective evidence, or “VSOE”, of fair value exists for the undelivered elements, typically post contract support (“PCS”) and consulting services. If VSOE does not exist for the undelivered elements, deferral of revenues for software license and other undelivered elements are required. It was determined that Maconomy did not have VSOE of fair value for undelivered elements for certain arrangements involving sale of license, PCS and consulting services. The impact of this difference resulted in the following adjustments (in thousands):

	Year Ended December 31, 2009	Three Months Ended March 31, 2010
Software license fees	$(2,183)	$(527)
Consulting services	$(1,048)	$(39)
Maintenance and support services	$(34)	$9

The related balance sheet impact for the three months ended March 31, 2010 was an increase to deferred revenue of $3.7 million.

2)	U.S. GAAP requires companies to recognize revenue related to support and maintenance services over the period during which those services are expected to be provided. This period would include the implied services period during the implementation of the software which is considered the period between the license delivery date and go-live date, prior to the start of the formal support and maintenance services agreement. Under U.S. GAAP, a portion of software license fees should be allocated to the implied services period and recognized separately. Under IFRS, Maconomy did not attribute any revenue to the implied services period. The impact of this difference resulted in the following adjustments (in thousands):

	Year Ended December 31, 2009	Three Months Ended March 31, 2010
Software license fees	$(543)	$(125)
Maintenance and support services	$375	$194

The related balance sheet impact for the three months ended March 31, 2010 was an increase to deferred revenue of $119,000.

b)	Software development costs

Reflects an adjustment to expense the portion of software development costs capitalized under IFRS as these costs have not met the criteria for capitalization under U.S. GAAP, resulting in an increase to “Research and Development” expense of $3.3 million and $773,000 for the year ended December 31, 2009 and the three months ended March 31, 2010, respectively. The impact to the balance sheet as of March 31, 2010 was to decrease capitalized software development costs by $4.0 million.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.	Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments

The allocation of the estimated consideration to the identifiable tangible and intangible assets and liabilities assumed based on their estimated fair values as of the acquisition date is summarized in the following table (in thousands):

	Note	Amount
Accounts receivable		$12,157
Other assets		1,076
Income taxes receivable	f	857
Fixed assets		966
Deferred income taxes	g	2,914
Other noncurrent assets		916
Intangible assets	b	40,788
Goodwill	c	38,453
Accounts payable and accrued expenses	a, e	(7,842)
Deferred revenue	d	(4,044)
Deferred tax liability	g	(10,902)
Other tax liabilities	h	—
Other long term liabilities	a, e	(673)

Total purchase price	a	$74,666

Except as noted below, the carrying value of assets and liabilities in Maconomy’s financial statements are considered to be a proxy for the fair value of those assets and liabilities. As this allocation is based on preliminary estimates, additional adjustments to record the fair value of all assets and liabilities and adjustments for consistency of accounting policies to reflect Maconomy under U.S. GAAP may be required.

For purposes of the pro forma analysis, the following adjustments were made to reflect our preliminary estimate of the fair value of the net assets acquired:

a)	The total preliminary purchase price for the shares of outstanding common stock of Maconomy is $74.7 million which is summarized in the following table (in thousands):

Cash paid for common stock as of September 21, 2010	$78,414
Cash paid for common stock issued pursuant to stock options exercised as of September 21, 2010	2,498
Gain on common stock purchased prior to the acquisition	89
Estimated fair value of remaining common stock to be purchased	1,702
Estimated fair value of common stock to be purchased upon future exercises of stock options	1,407
Cash acquired	(9,444)

Total purchase price	$74,666

At the March 31, 2010 exchange rate of 0.1808, the Company’s cash expenditure for the 21.2 million shares of outstanding common stock of Maconomy at 20.50 DKK per share totaled $78.4 million. The Company paid approximately $11.1 million prior to the acquisition of Maconomy on July 9, 2010, $65.4 million on July 9, 2010 and $2.0 million in August 2010. For the shares that were purchased prior to the acquisition at a price lower than 20.50 DKK, a gain of $89,000 was recorded to “Accumulated Deficit”.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In addition, the Company paid cash in September 2010 of $2.5 million for the approximately 1.5 million shares of common stock that were issued upon the exercise of vested common stock options of Maconomy at 20.50 DKK per share less the amount the employee paid to exercise the stock options.

The Company will acquire for $1.7 million approximately 0.5 million remaining shares of Maconomy through the mandatory redemption procedure, which is expected to be completed in November 2010. The estimated fair value of the remaining stock to be purchased was determined based on a purchase price of 20.50 DKK per share. This amount is recorded in “Accounts Payable and Accrued Expenses”.

The Company will also acquire for $1.4 million the shares of common stock that will be issued upon the exercise of stock options of Maconomy that will vest in February 2011 and November 2011. The fair value of the purchase of these shares is based on the present value of the purchase price of 20.50 DKK per share less the amount the employee will pay to exercise the stock options. Of this amount, $144,000 is recorded as “Accounts Payable and Accrued Expenses” and $1.3 million is recorded as “Other Long Term Liabilities”.

b)	The intangible assets of Maconomy have been increased $38.5 million to a total value of $40.8 million to reflect our preliminary estimate of the fair value of intangible assets, including trade names, technology, maintenance agreements, and customer relationships. The capitalized software development costs have been decreased $1.9 million to a value of $0 since the technology was provided a fair value as an intangible asset.

c)	Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The acquired goodwill presented in the above table reflects the estimated goodwill from the preliminary purchase price allocation of $38.5 million.

d)	Deferred revenue represents advance payments for support and maintenance services. The fair value was estimated based on a cost build-up approach. The cost build-up approach determines fair value by estimating the costs related to supporting the obligation plus an assumed profit which approximates, in theory, the amount that would be required to pay third party to assume the obligation. As a result, the deferred revenues of Maconomy have been decreased $8.9 million to $4.0 million, which represents the estimated fair value of the contractual obligations assumed.

e)	The liability for the earnout for the IP rights in which the Company intends to pay in cash was valued at fair value which decreased the liability by $37,000 of which $5,000 was recorded as “Accounts Payable and Accrued Expenses” and $32,000 was as “Other Long Term Liabilities”.

f)	Income tax receivable, net of a reclass made in purchase accounting of Maconomy’s historical income tax payable, reflects the estimated impact of purchase accounting adjustments for fair values of intangible assets acquired and deferred revenue obligations assumed.

g)	Deferred tax liabilities, current and long term, reflects a deferred income tax liability representing the estimated impact of purchase accounting adjustments for identifiable intangible assets. The estimate of the deferred tax liabilities was determined based on the excess book basis over tax basis resulting from the fair value adjustments using the statutory tax rate for the jurisdictions holding the assets. This estimate is preliminary and is subject to change based upon management’s final determination of the fair values of the identifiable intangible assets acquired and liabilities assumed by each taxing jurisdiction.

h)

Other tax liabilities represents provisions for uncertain tax positions in accordance with U.S. GAAP, which requires that any tax benefit of a filing position would be more likely than not sustained upon examination. As this same requirement does not exist under IFRS, Maconomy was not required to record a provision for

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

uncertain tax positions. Maconomy’s pre-acquisition accounting approach for uncertain tax positions was based on Maconomy’s management estimates and assumptions. As the Company has not completed its assessment of Maconomy’s uncertain tax positions, final assessments of uncertain tax positions could differ materially from the amounts included in the unaudited pro forma condensed consolidated financial statements. Accordingly, the Company has not adjusted Maconomy’s historical book values for uncertain tax positions in the unaudited pro forma condensed consolidated financial statements.

i)	Maconomy’s historical stockholder’s equity was reversed.

6.	Unaudited Pro Forma Condensed Consolidated Statement of Operations Adjustments

a)	Amortization Expense

Definite lived intangible assets were recorded at their fair value of approximately $40.8 million. The weighted average useful life of the intangible assets is estimated at 7.6 years. An adjustment to record estimated amortization expense of $9.8 million and $2.0 million was made for the year ended December 31, 2009 and the three months ended March 31, 2010, respectively. The following table sets forth the components and the estimated useful lives of the intangible assets acquired associated with the acquisition (in thousands):

	Preliminary Fair Value	Estimated Life
Technology	10,288	5 years
In process research and development	108	—
Maintenance agreements	20,195	10 years
Customer relationships	5,894	4 years
Tradenames	4,303	Indefinite

	$40,788

Technology is being amortized using an accelerated amortization method and the related amortization expense is included in “Cost of Software License Fees” expense. The pro forma adjustment for technology amortization was $3.6 million and $706,000 for the year ended December 31, 2009 and March 31, 2010, respectively. The maintenance agreements are being amortized using an accelerated amortization method and the related amortization expense is included in “Sales and Marketing” expense. The pro forma adjustment for the maintenance agreements amortization was $3.8 million and $850,000 for the year ended December 31, 2009 and March 31, 2010, respectively. The customer relationships are being amortized using an accelerated amortization method and the related amortization expense is included in “Sales and Marketing” expense. The pro forma adjustment for customer relationships amortization was $2.4 million and $455,000 for the year ended December 31, 2009 and March 31, 2010, respectively.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the estimated future amortization expense for the remaining nine months of 2010 and years thereafter (in thousands):

Years Ending December 31,
2010-remaining	$5,862
2011	6,174
2012	4,531
2013	2,889
2014	1,836
Thereafter	3,672

Total	$24,964

b)	Transaction Costs

We have estimated that total acquisition related costs will be approximately $7.7 million. Of these costs approximately $7.6 million was accrued as a pro forma adjustment in “Accounts payable and Accrued Expenses” in the unaudited condensed consolidated balance sheet at March 31, 2010. The remaining transaction costs are reflected in the historical unaudited condensed consolidated balance sheet of Deltek at March 31, 2010. Because we are required to expense these costs as they are incurred, we have charged the pro forma adjustment to retained earnings as of March 31, 2010. No adjustment has been made to the unaudited pro forma consolidated statement of operations for the year ended December 31, 2009 as no transaction costs were incurred during that period. The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2010 was adjusted by $92,000 to eliminate the transaction costs reflected in “General and Administrative Expenses” which were incurred and expensed for that period as they are non-recurring.

c)	Interest income

To record reduction of interest income due to reduction in cash and cash equivalents for payment of purchase price, based on our average actual yield earned during the periods presented.

d)	Stock Compensation

We anticipate issuing approximately 1,140,000 stock options to key employees of Maconomy subsequent to the acquisition. An adjustment to record pro forma stock-based compensation expense of $1.5 million and $346,000, net of the amount reflected on the historical books of Maconomy, was made for the year ended December 31, 2009 and the three months ended March 31, 2010, respectively as if these stock options were granted on January 1, 2009.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the pro forma stock-based compensation expense adjustment included in the related financial statement line items (in thousands):

	Year Ended December 31, 2009	Three Months Ended March 31, 2010
Included in cost of revenue:
Cost of consulting services	$566	$127
Cost of maintenance and support services	67	16

Total included in cost of revenue	633	143
Included in operating expenses:
Research and development	434	99
Sales and marketing	457	101
General and administrative	4	3

Total included in operating expenses	895	203

Total	$1,528	$346

e)	Capitalized Software Amortization

In regards to Maconomy’s historical capitalized software development costs which were expensed for U.S. GAAP (Note 4), the related amortization expense was removed from “Cost of Software License Fees” of $1.0 million and $285,000 for the year ended December 31, 2009 and the three months ended March 31, 2010, respectively.

f)	Income taxes

To record income tax impact on pro forma adjustments at an average statutory tax rate of approximately 26% and 24% for the year ended December 31, 2009 and the three months ended March 31, 2010, respectively. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Deltek and Maconomy filed consolidated income tax returns during the periods presented.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7.	Adjustment to Common Shares and Equivalents Outstanding

Pro forma earnings per common share basic and diluted for the year ended December 31, 2009 and the three months ended March 31, 2010, have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below. For purposes of these pro forma financial statements, the common stock rights offering that we completed in June 2009 was given effect in the computation of basic and diluted earnings per share for the year ended December 31, 2009 as if it occurred on January 1, 2009. On June 1, 2009 we issued 20 million shares of common stock at a subscription price of $3.00 per shares. Net proceeds from the offering after deducting fees and offering expenses were $58.2 million. On a pro forma basis, the proceeds from the rights offering combined with available cash on January 1, 2009 were used to finance the acquisition of Maconomy.

The following table sets forth the computation of pro forma basic and diluted earnings per share for the year ended December 31, 2009 (dollars in thousands, except share and per share data):

	For the Year Ended December 31, 2009
	Historical	Pro forma
Basic earnings per share computation:
Net income (A)	$21,396	$12,860

Weighted average common shares–basic historical	56,777,552	56,777,552
Pro forma adjustment for rights offering as of 1/1/2009	—	6,844,250

Weighted average common shares–basic adjusted (B)	56,777,552	63,621,802

Basic net income per share (A/B)	$0.38	$0.20

Diluted earnings per share computation:

Net income (A)	$21,396	$12,860

Shares computation:
Weighted average common shares–basic adjusted	56,777,552	63,621,802
Effect of dilutive stock options, restricted stock, and ESPP	818,774	818,774
Pro forma effect of stock options issued to Maconomy	—	—

Weighted average common shares–diluted (C)	57,596,326	64,440,576

Diluted net income per share (A/C)	$0.37	$0.20

For the year ended December 31, 2009 there was no dilutive effect for the stock options issued to Maconomy’s key employees on January 1, 2009, for pro forma purposes, as the options were out-of-the-money based on their exercise price when compared to the average common stock price for the period and therefore, considered anti-dilutive.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the computation of pro forma basic and diluted earnings per share for the three months ended March 31, 2010 (dollars in thousands, except share and per share data):

	For the Three Months Ended March 31, 2010
	Historical	Pro forma
Basic earnings per share computation:
Net income (A)	$4,166	$2,023

Weighted average common shares–basic (B)	64,440,373	64,440,373

Basic net income per share (A/B)	$0.06	$0.03

Diluted earnings per share computation:

Net income (A)	$4,166	$2,023

Shares computation:
Weighted average common shares–basic	64,440,373	64,440,373
Effect of dilutive stock options, restricted stock, and ESPP	1,277,052	1,277,052
Pro forma effect of stock options issued to Maconomy	—	14,347

Weighted average common shares–diluted (C)	65,717,425	65,731,772

Diluted net income per share (A/C)	$0.06	$0.03

For the three months ended March 31, 2010 the dilutive effect for the approximate 1,140,000 stock options granted to Maconomy’s key employees on January 1, 2009, for pro forma purposes, was 14,347 shares and the remaining amount of the grant was considered anti-dilutive based on the treasury stock method to compute dilutive weighted average shares.